Exhibit 10.3

POLICY DOCUMENT
Change of Control Severance Policy

Policy Number: POL-________    Effective Date:    07/27/2021

Applicability: American Water Works Company, Inc. ("Parent Company") and its controlled subsidiaries (together “American Water” or the “Company”)	Executive Sponsor: SVP, Chief Human Resources Officer Document Approver: VP, Compensation & Benefits Document Owner: Director, Compensation

I.PURPOSE
The purpose of this Change of Control Severance Policy (the “Policy”) is to provide assurances of specified benefits to Eligible Executives of the Company whose employment is subject to being involuntarily terminated other than for death, disability, or Cause or voluntarily terminated for Good Reason in connection with a Change of Control as described in the Policy. The Policy is intended to: (a) assure that the Company will have the continued dedication and objectivity of its Eligible Executives, notwithstanding the possibility, threat or occurrence of a Change of Control and (b) provide Eligible Executives with an incentive to continue their employment and to maximize the value of the Company prior to and following a Change of Control for the benefit of the Company’s stockholders. This Policy sets forth the severance benefits that will be provided to Eligible Executives of American Water in the event of a Change of Control. The Company specifically reserves its right to amend, modify or terminate this Policy in writing at any time (with or without notice) and at its sole discretion, by action of the Committee (as defined below) or its delegate. The Policy is intended to be an employee welfare benefit plan and severance pay plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document is also intended to serve as the summary plan description for the Policy.
II.POLICY STATEMENT
This Policy applies only to employees who (i) have been determined by the Board of Directors of Parent Company (the “Board”) to be an “officer,” as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, as such rule may be in effect from time to time, with respect Parent Company, and (ii) are not otherwise covered by an agreement that provides for severance benefits in the event of a covered termination of employment. For purposes of this Policy, an employee who is eligible and is not covered by an agreement that provides for severance benefits, will be referred to as an “Eligible Executive."
Before an Eligible Executive receives any severance benefits provided for under this Policy, the Eligible Executive will be required to execute a Severance Agreement and General Release (“Release”) waiving any claims against the Company and agreeing to appropriate restrictive covenants dealing with confidentiality, non-solicitation and non-competition. The Company shall have no obligation to an Eligible Executive under this Policy unless and until the Eligible Executive timely executes a Release and any applicable revocation period has expired without the Eligible Executive revoking such Release. If an Eligible Executive’s employment is terminated by the Company for Cause, the Eligible Executive resigns their employment, or their employment is terminated due to retirement, death or disability, the Company would not be obligated to pay severance benefits under this Policy to the Eligible Executive.

No term or provision in this Policy confers upon an Eligible Executive any rights to continued employment by the Company or obligates the Company to employ an Eligible Executive for any specific period of time or interferes with or restricts an Eligible Executive’s or the Company’s right to terminate employment at any time for any reason and with or without notice.
A.Accrued Wages, Vacation and Expenses
Without regard to the reason for, or the timing of, an Eligible Executive’s termination of employment: (i) the Company will pay the Eligible Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company will pay the Eligible Executive all of their accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Eligible Executive, the Company will reimburse them for all expenses reasonably and necessarily incurred by them (and which comply with all other policies of the Company) in connection with their employment with the Company prior to the Termination Date. These payments will be made promptly upon termination and within the period mandated by law.
B.Severance Benefits for Termination without Cause or Resignation for Good Reason in Connection with a Change of Control
In the event the Eligible Executive’s employment with the Company is involuntarily terminated by the Company without Cause or if the Eligible Executive resigns from employment for Good Reason, and such termination occurs within the period beginning on the date a Change of Control is consummated and ending 24 months after such date, then Eligible Executive shall be entitled to the severance benefits provided below.
(i) Severance Pay. An Eligible Executive shall receive severance pay, net of applicable taxes and other lawful deductions, which shall be paid to such Eligible Executive in accordance with the Release, either in regular equal payroll installments or as a lump sum commencing within 60 days following the Eligible Executive’s Termination Date ("Severance Pay"), in an amount equal to:
(a)For an Eligible Executive in level 100, an amount equal to 3 times the sum of (a) annual base salary at the Termination Date and (b) the greater of the Eligible Executive’s last annual award under the APP or the average of the Eligible Executive’s last three annual awards under the APP.
(b)For Eligible Executives other than in level 100, an amount equal to 2 times the sum of (a) annual base salary at the Termination Date and (b) the greater of the Eligible Executive’s last annual award under the APP or the average of the Eligible Executive’s last three annual awards under the APP.
(ii) Equity Grants. The terms and conditions set forth in the terms of an Eligible Executive’s award based upon shares of the common stock of Parent Company, including the terms of the plan under which such award was granted, shall govern the impact, if any, of the Eligible Executive’s termination of employment in connection with a Change of Control on such awards after the Eligible Executive’s Termination Date.
(iii) Health, Dental and Vision Coverage. An Eligible Executive will receive Company-paid COBRA benefits for the maximum statutory period; provided, however, that if the Eligible Executive becomes employed with another employer and receives such health and welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan.
(iv) Nonqualified Deferred Compensation Plan. An Eligible Executive’s benefits shall be deemed to be fully vested under any applicable nonqualified deferred compensation plan. The timing of payment of the Eligible Executive’s benefit under such nonqualified deferred compensation plan shall be governed by the terms of such plan.
(v) Life Insurance. An Eligible Executive's life insurance benefits will terminate on the Termination Date. Eligible Executives interested in porting or converting their Basic and/or Voluntary Life Insurance to an individual policy must follow the terms of the policy documents.
(vi) Employee Assistance Plan. For a period of six months, an Eligible Executive shall continue to be eligible to participate in the Employee Assistance Plan provided by Company, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period.

(vii) Perquisites. All executive perquisites shall terminate effective as of the Eligible Executive’s Termination Date.
(viii) Outplacement Services. Each Eligible Executive shall be entitled to outplacement services through a designated provider arranged by the Company for a period ending on the earlier of (i) 12 months following the Termination Date or (ii) the date the Eligible Executive commences employment with another employer. All outplacement services provided by the Company shall be subject to terms and conditions determined at the sole discretion of the Company. No cash shall be paid in lieu of outplacement services.

C.Section 409A
(i)    Notwithstanding anything to the contrary in this Policy, if an Eligible Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), or any successor law or provision (“Section 409A”), at the time of the Eligible Executive’s termination of employment, then the severance payable to the Eligible Executive, if any, pursuant to this Policy, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six months following the Eligible Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Eligible Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Eligible Executive dies following their termination but prior to the six-month anniversary of their termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable to the Eligible Executive’s estate after the date of the Eligible Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Policy is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)    To the extent Section 409A applies, the Policy shall be interpreted to avoid the taxes and penalties imposed under Section 409A, and(1) each payment and benefit payable under this Policy is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations; (2) the term “termination of employment” shall mean the Eligible Executive’s separation from service with the Company and its affiliates within the meaning of Section 409A; (3) all reimbursements and in-kind benefits provided under the Policy shall be made or provided in accordance with the requirements of Section 409A; (4) in no event may an Eligible Executive designate the year of payment for any amounts payable under the Policy; and (5) if the payments and benefits provided for under the Policy are subject to Section 409A, in no event shall the timing of an Eligible Executive’s execution of the Release, directly or indirectly, result in the Eligible Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(iii)    This Policy is intended to satisfy the requirements of the “short-term deferral” exception, the “separation pay” exception, and any other applicable exception under Section 409A.
(iv)    Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of benefits and payments under the Policy.
D.Section 280G
The Company will not gross up any payments under this Policy for excise taxes imposed by Section 4999 of the IRC.
Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by an Eligible Executive pursuant to this Policy (which will not include any portion of payments allocated to any non-solicitation or non-competition covenants or agreements classified as payments of reasonable compensation for purposes of Section 280G of the IRC), when taken together with payments and benefits provided to an Eligible Executive under any other plans, contracts, policies or arrangements with the Company (all such payments and benefits, the “Total Payments”), will be subject to any excise tax imposed under Section 4999 of the IRC (together with any interest or penalties, the “Excise Tax”), then such Total Payments will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax; provided, however, that if an Eligible Executive would receive in the aggregate greater value (as determined under Section 280G of the IRC and the regulations thereunder) on an after-tax basis and as if the Total Payments were not subject to such reduction, then no such reduction will be made. To effectuate the reduction described above, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Policy.
III.RESPONSIBILITIES
For an Eligible Executive who is Parent Company’s CEO, CFO or COO, the independent members of the Board shall have complete authority, in their sole discretion (subject to the express provisions of this Policy and the recommendations of the Executive Development and Compensation Committee (the “Committee”) of the Board), to interpret this Policy and to make any determinations necessary or advisable for the administration of this Policy. For all other Eligible Executives, the Committee shall have complete authority, in its sole discretion (subject to the express provisions of this Policy) to interpret this Policy and to make any determinations necessary or advisable for the administration of this Policy.
For purposes of this Policy, the determination of whether an Eligible Executive’s employment was terminated for “Cause” shall be determined at the sole discretion of the Committee or the Board (as the case may be as described above) and the decision thereof shall be final and binding. The interpretations, determinations, and decisions of the Committee and the Board in all matters relating to the Policy that are within the scope of their respective authorities will be final and binding on all parties.
The Committee and the Board may delegate certain administrative or ministerial matters under this Policy to one or more officers of the Company (or their designees) as determined in the Committee’s or Board’s discretion.
IV.DEFINITIONS
Cause – a finding by the Committee or the Board as the case may be, that the Eligible Executive (i) has breached any employment, service, non-competition, non-solicitation or other agreement or contract with the Company, if any, and, if such breach can be cured by the Eligible Executive, the breach remains uncured after the Eligible Executive receives notice of such breach and is afforded a period of not less than 30 days to remedy the breach; (ii) has persistently refused or willfully failed to perform substantially their duties and responsibilities to the Company, which continues after the Eligible Executive receives notice of such refusal or failure and is afforded a period of not less than 30 days to remedy the refusal or failure; (iii) has engaged in conduct that constitutes disloyalty to the Company or that materially damages the property, business or reputation of the Company; (iv) has engaged in fraud, embezzlement, theft, material misappropriation with respect the business or assets of the Company, or the proven commission of a felony; (v) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information; (vi) has breached any written non-competition or non-solicitation agreement between the Eligible Executive and the Company; or (vii) has engaged in such other behavior detrimental to the interests of the Company as the Committee or the Board determines.
Change of Control – a change of control shall be deemed to have occurred if:
(i)     Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes (x) during the 12-month period ending on the date of any acquisition of securities, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the voting power of the then outstanding securities of the Company, or (y) a “beneficial owner,” as defined in clause (x) above, of more than 50% of the voting power of the then outstanding securities of the Company;
(ii)     The consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or (b) a sale or other disposition of all or substantially all of the assets of the Company; or

(iii)     During any period of 12 consecutive months, directors are elected such that a majority of the members of the Board are individuals who shall not have been members of the Board of Directors at the beginning of such 12-month period, except (x) in the case of a director’s death or (y) the election or nomination for election of each new director who was not a director at the beginning of such 12-month period where such election was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
Good Reason – means any of the following circumstances, provided that (a) the Eligible Executive provides written notification of such circumstances to the Company (or, if applicable, a Subsidiary) no later than 90 days from the original occurrence of such circumstances, (b) the Company (or the Subsidiary) fails to fully correct such circumstances within 30 days of receipt of such notification, and (c) the Eligible Executive terminates their employment with the Company within 12 months after the original occurrence of such circumstances:

(i) a material diminution in the authority, duties or responsibilities of the Eligible Executive from those in effect immediately prior to a Change of Control;
(ii)a material reduction in the Eligible Executive’s base compensation as in effect immediately before the Change of Control;
(iii)a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Executive is required to report, from those in effect immediately prior to the Change of Control; or
(iv)     the Company’s (or, if applicable, Subsidiary’s) requiring the Eligible Executive to be based in any office or location more than 50 miles from that location at which they performed their services immediately prior to the Change of Control, except for travel reasonably required in the performance of the Eligible Executive’s responsibilities.
V.WAIVERS; MODIFICATIONS
Any deviation or waiver from or exception to this Policy requires the prior written approval of the Board upon recommendation of the Committee for an Eligible Executive who is the CEO, CFO or COO of Parent Company, and the prior written approval of the Committee for all other Eligible Executives.
VI.CONTACT INFORMATION; MONITORING
The Senior Vice President, Chief Human Resources Officer and the VP, Compensation and Benefits are responsible for compliance with this Policy.
VII.MISCELLANEOUS
(i)Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Policy.
(ii)Severability. If a court of competent jurisdiction determines that any term, provision, or portion of the Policy is void, illegal, or unenforceable, the other terms, provisions, and portions of the Policy will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or the court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Policy.
(iii)Governing Law. The Policy will be construed, administered, and regulated in accordance with the laws of the state of New Jersey (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.
(iv)Complete Statement of Policy. This document contains a complete statement of the Policy’s terms. The Policy may be amended, suspended, or terminated only in writing and then only as provided in Section 1. An Eligible Executive’s right to any benefit of a type provided under the Policy will be determined solely in accordance with the terms of the Policy. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Policy. Notwithstanding the preceding provisions of this subsection, for purposes of determining benefits with respect to an Eligible Executive, the Policy will be deemed to include the provisions of any other written agreement between the Company and the Eligible Executive to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into the Policy.
(v)Incapacity. If the Plan Administrator determines that any Eligible Executive entitled to benefits under the Policy is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Eligible Executive to his or her spouse, parent, brother, sister, or other party deemed by the Plan Administrator to have incurred expenses for such Eligible Executive.
(vi)Nonalienation. None of the payments, benefits or rights of any Eligible Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of the Eligible Executive. No Eligible Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which the Eligible Executive may expect to receive, contingently or otherwise, under this Policy.
VIII.GENERAL INFORMATION
•Plan Name: American Water Works Company, Inc. Executive Severance Policy
•Plan Number:
•Employer/Plan Sponsor: American Water Works Company, Inc.
•Employer Identification Number: 51-0063696
•Type of Plan: Welfare benefit – severance pay plan
•Plan Administrator: The Executive Development and Compensation Committee of the Board of Directors of American Water Works Company, Inc., at 1 Water Street, Camden, NJ 08102
•Agent for Service of Legal Process: The Plan Administrator, at the above address
•Sources of Contributions: The Policy is unfunded and all benefits are paid from the general assets of the Company.
•Type of Administration: The Policy is administered by the Plan Administrator
•Plan Year: Calendar year
IX.CLAIMS AND APPEALS PROCEDURES
A terminated Eligible Executive does not need to apply for Policy benefits. However, if the terminated Eligible Executive or his or her authorized representative or beneficiary (a "Claimant") wishes to file a claim for benefits, the claim must be in writing and filed with the Committee (or the Board, with respect to Eligible Executives in salary grade level 100). References to the Committee in the remainder of this Section shall be deemed to refer to the Board in the case of Eligible Executives in salary grade level 100.
Adverse Benefit Determinations
If the Committee denies a claim in whole or in part, the Committee will provide notice to the Claimant, in writing, within 90 days after the claim is filed, unless the Committee determines that an extension of time for processing is required. If the Committee determines that the extension is required, it shall furnish written notice of the extension to the Claimant before the end of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial 90-day period and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit decision.

If the Committee denies the claim, it shall furnish a written notice of the denial that sets forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) reference to the specific Severance Policy provisions on which the denial is based; (iii) a description of any additional material or information needed for the terminated employee to perfect the claim and an explanation as to why the information is needed; and (iv) an explanation of the Severance Policy's claims procedure and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action in Federal district court under section 502(a) of ERISA following an adverse benefit determination on appeal.
Appeal of Adverse Benefit Determinations
If the initial claim is denied, the Claimant may appeal a claim denial to the Committee for a full and fair review. Specifically, the Claimant may: (i) request a review upon written notice to the Committee within 60 days after receipt of a notice of the denial of a claim for benefits; (ii) submit written comments, documents, records, and other information relating to the claim for benefits; and (iii) examine the Policy and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the Claimant's claim for benefits.
The Committee's review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered by the Committee in the initial benefit determination. A determination on the review by the Committee will be made no later than 60 days after receipt of a request for review, unless the Committee determines that an extension of time for processing is required. If the Committee determines that the extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Committee expects to render the determination on review.
If the Committee denies the claim on appeal, it shall furnish a written determination that sets forth, in a manner calculated to be understood by the terminated employee: (i) the specific reason or reasons for the decision; (ii) reference to the specific Severance Policy provisions on which the decision is based; (iii) the terminated employee's right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and (iv) a statement of the claimant's right to bring a civil action in Federal district court under section 502(a) of ERISA.
Claims and Limitations
Claims under the Policy must be brought within a reasonable period of time (but not more than 12 months) following the earliest of (1) the date of an employee's termination of employment or (2) the date the Committee first denied the employee's claim for Policy benefits. If a Claimant follows the entire claims procedure as described above and at the end of the process the claim is denied by the Committee, the Claimant may bring a civil action in Federal district court under Section 502(a) of ERISA. However, any such action must be filed within 180 days after the date of the Committee's final decision on the claim. Any such legal action must be brought in a court of competent jurisdiction in the state of New Jersey. Any claim or action filed after the expiration of these periods will be time-barred.
No person may bring an action for any alleged wrongful denial of Policy benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Committee. If the terminated employee challenges a decision of the Committee in court, judicial review will be limited to the facts, evidence and issues presented to the Committee during the claims procedure set forth above. Issues not raised with the Committee will be deemed waived.
X.ERISA RIGHTS STATEMENT
As a participant in the Policy, you are entitled to certain rights and protections under ERISA. ERISA provides that all Policy participants shall be entitled to:

Receive Information about Your Plan and Benefits
•Examine, without charge, at the Committee’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Committee, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Committee may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within thirty (30) days, you may file suit in federal court as described above. In such a case, the court may require the Committee to provide the materials and pay you up to one hundred ten dollars ($110) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the plan fiduciaries misuse the plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

POLICY DOCUMENT
Appendix – Summary of Policies & Practices Related to Change of Control Severance Policy

Policy	Related Practice
Executive Severance Policy